AIM TRIMARK ENDEAVOR FUND                                          SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   10/31/2009
FILE NUMBER :        811-05426
SERIES NO.:          16

72DD.   1    Total income dividends for which record date passed during the period. (000's Omitted)
             Class A               $   246
        2    Dividends for a second class of open-end company shares
             (000's Omitted)
             Class R               $     8
             Class Y               $     2
             Institutional Class   $    35

73A.         Payments per share outstanding during the entire current period:
             (form nnn.nnnn)
        1    Dividends from net investment income
             Class A                0.0429
        2    Dividends for a second class of open-end company shares
             (form nnn.nnnn)
             Class R                0.0147
             Class Y                0.0454
             Institutional Class    0.1376

74U.    1    Number of shares outstanding (000's Omitted)
             Class A                 6,276
        2    Number of shares outstanding of a second class of open-end company shares (000's Omitted)
             Class B                   731
             Class C                 1,406
             Class R                   467
             Class Y                   105
             Institutional Class       210

74V.    1    Net asset value per share (to nearest cent)
             Class A               $ 12.51
        2    Net asset value per share of a second class of open-end company shares (to nearest cent)
             Class B               $ 12.07
             Class C               $ 12.08
             Class R               $ 12.40
             Class Y               $ 12.55
             Institutional Class   $ 12.62